Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275353

Prospectus Supplement No. 4

(to Prospectus dated March 27, 2024)

Up to 1,504,537 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated March 27, 2024, or the Prospectus, which forms a part of our registration statement on Form S-1 (No. 333-275353). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2024, or the Current Report. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the proposed offer and resale or other disposition from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 1,504,537 shares of common stock, par value $0.001 per share, of Korro Bio, Inc.

We are registering the resale of the shares of common stock pursuant to the selling stockholders’ registration rights under a registration rights agreement between us and the selling stockholders. Our registration of the resale of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell all or any of the shares of common stock. The selling stockholders may offer, sell or distribute all or a portion of their shares of common stock from time to time directly or indirectly through one or more underwriters, broker-dealers or agents, and in one or more public or private transactions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. See the section entitled “Plan of Distribution” for more information.

We will not receive any proceeds from any sale of common stock by the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses in connection with the registration of the resale of the shares of common stock to be offered by this prospectus by the selling stockholders other than any underwriting discounts and commissions or transfer taxes relating to the sale of common stock, which will be borne by the selling stockholders.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and our other filings with the Securities and Exchange Commission.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “KRRO.” On June 14, 2024, the closing price for our common stock, as reported on Nasdaq, was $41.60 per share.

See the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2024

Korro Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39062	47-2324450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Building 600-700, Suite 6-401, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 468-1999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	KRRO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the 2024 annual meeting of stockholders of Korro Bio, Inc., or Korro, held on June 11, 2024, or the Annual Meeting, the stockholders of Korro approved an amendment to Korro’s Restated Certificate of Incorporation, as amended, or the Charter, to limit the liability of certain officers of Korro as permitted by amendments to Delaware law. The certificate of amendment of the Charter, was filed with the Secretary of State of the State of Delaware on June 11, 2024 and became effective upon filing.

The foregoing description is qualified in its entirety by the certificate of amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The following is a summary of the matters voted on at the Annual Meeting.

a)

Korro’s stockholders elected each of Ali Behbahani and Timothy Pearson as class II directors, each for a three-year term ending at the annual meeting of stockholders to be held in 2027 and each until his respective successor has been duly elected and qualified or until his earlier death, resignation or removal. The results of the stockholders’ vote with respect to the election of the two class II directors are as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Ali Behbahani	4,205,573	1,687,334	225,634
Timothy Pearson	5,889,522	3,385	225,634

b)

Korro’s stockholders approved the amendment of the Charter to limit the liability of certain officers of Korro as permitted by amendments to Delaware law. The results of the stockholders’ vote with respect to such approval are as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
5,876,891	13,173	2,843	225,634

c)

Korro’s stockholders ratified the selection of Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2024. The results of the stockholders’ vote with respect to such ratification are as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
6,117,678	615	248	0

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of the Restated Certificate of Incorporation, as amended, of Korro Bio, Inc.

104	Cover Page Interactive Data File (Embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KORRO BIO, INC.

Date: June 12, 2024	By:	/s/ Ram Aiyar
	Name:	Ram Aiyar, Ph.D.
	Title:	President and Chief Officer